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Exhibit 2.5


                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (the "Agreement") is made and entered into as of December 16, 2004 (the "Closing Date"), by and among SURGE GLOBAL ENERGY, INC., a Delaware corporation (the "Seller"), ZENVESCO, INC., a NEVADA corporation (the "Buyer"), WILLIAM L. MILLER, an individual ("Pledgor," and together with the Seller and Buyer, the "Parties"), and Morse & Morse, PLLC, as escrow agent ("Escrow Agent").

                                    RECITALS
                                    --------

         A. Pledgor is a shareholder of Seller, and is the owner of Two Hundred Thousand (200,000) shares of common stock of Seller (the "Shares").

         B. Pledgor is sole shareholder of Buyer.

         C. Parties are entering into this Agreement pursuant to the terms of that certain Asset Purchase Agreement, dated as of December 16, 2004, entered into by and between Buyer, Seller, Pledgor, and the other parties thereto (the "Asset Purchase Agreement"), pursuant to which the Seller agreed to sell and the Buyer agreed to buy certain tobacco products and related assets of Seller (the "Assets") and the Seller agreed to assign and the Buyer agreed to assume certain liabilities of Seller (the "Liabilities").

         D. Parties also are entering into this Agreement pursuant to the terms of that certain Pledge Agreement, dated as of December 16, 2004, between Seller and Pledgor (the "Pledge Agreement"), pursuant to which Pledgor agreed to deliver, pledge and grant a continuing interest in the Shares to Seller as security for the Pledgor's Guarantee, made and executed on December 16, 2004 (the "Guarantee"), with respect providing a guarantee for performance of Buyer's obligations to Seller under the Asset Purchase Agreement.

         Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Asset Purchase Agreement.

         NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. ESTABLISHMENT OF ESCROW.

         (a) Pledgor is depositing the Shares with Escrow Agent (the "Escrowed Shares"). Escrow Agent acknowledges receipt thereof.

         (b) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and distribute the Escrowed Shares pursuant to the terms and conditions hereof.

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         (c) The parties agree to execute any reasonable general escrow instructions required by Escrow Agent; provided such general instructions are not inconsistent with this Agreement.

2. RETURN OF ESCROWED SHARES.

         When all of the Buyer's obligations under the Asset Purchase Agreement have been paid, discharged or otherwise satisfied, Escrow Agent shall deliver the Shares to the Pledgor based upon joint written instructions from Buyer, Seller and Pledgor; subject, however, to any rights of Seller under the Pledge Agreement to sell or otherwise dispose of the Shares upon an "Event of Default," as such term is defined in the Pledge Agreement.

3. DUTIES OF ESCROW AGENT.

         (a) Escrow Agent shall hold the Shares and any related assignment document separate from certificate, and shall interpret and act under this Escrow Agreement, subject to the rights and remedies of the parties to the Pledge Agreement. If any provision of this Escrow Agreement conflicts with the Pledge Agreement, the Pledge Agreement controls; provided that the two agreements should be read to coordinate with each other to the greatest possible extent.

         (b) Escrow Agent shall not be liable, except for its own bad faith, gross negligence or willful misconduct. Except with respect to claims based upon such bad faith, gross negligence or willful misconduct that are successfully asserted against Escrow Agent, Pledgor, Seller and Buyer shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement.

         (c) Escrow Agent shall be entitled to rely upon any arbitration award, order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

         (d) Escrow Agent may act pursuant to the written advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

         (e) Escrow Agent does not have any interest in the Escrowed Shares received hereunder but is serving as escrow holder only and having only possession thereof. This Section 3(e) and Section 3(b) of this Agreement shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

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         (f) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

         (g) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrowed Shares to any successor Escrow Agent jointly designated by the Parties in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the Parties. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrowed Shares until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the Parties or a final non-appealable order of a court of competent jurisdiction.

         (h) In the event of any disagreement between the Parties resulting in adverse claims or demands being made in connection with the Escrowed Shares, or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrowed Shares until Escrow Agent shall have received (i) a final nonappealable arbitration award or order of a court of competent jurisdiction directing delivery of the Escrowed Shares or (ii) a written agreement executed by all other parties hereto directing delivery of the Escrowed Shares, in which event Escrow Agent shall disburse the Escrowed Shares in accordance with such order or agreement. Any arbitration award or court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that such award or order is final and non-appealable. Escrow Agent shall act on such arbitration award or court order and legal opinion without further question.

         (i) Pledgor or Buyer shall pay Escrow Agent compensation for the services to be rendered by Escrow Agent hereunder.

         (j) No printed or other matter (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto.

4. LIMITED RESPONSIBILITY.

         This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

5. NOTICES.

         All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, against written receipt, (b) if sent by registered or certified mail, return receipt requested, postage prepaid, when received, (c) when


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received by facsimile transmission, if confirmed by the other means described in clause (a) or (b), and (d) when delivered by a nationally recognized overnight courier service, prepaid, and shall be addressed as follows:

If to Seller:              Surge Global Energy, Inc.
                           12220 El Camino Real, Suite 410
                           San Diego, California USA 92130
                           Attention: Fred Kelly, CEO
                           Facsimile: (858) 704-5011

With a copy to:            Morse & Morse, PLLC
                           111 Great Neck Road, Suite 420
                           Great Neck, NY 11021
                           Attention: Steven Morse
                           Facsimile: (516) 487-1452

If to Buyer:               Zenvesco Inc.
                           7090 Whipple Ave. NW
                           North Canton, OH 44720
                           Attention: William Miller
                           Facsimile: (330) 244-9720

With a copy to:            Gerald Baker, Esq.
                           3711 Whipple Ave. NW
                           Canton, OH  44720
                           Attention: Gerald Baker
                           Facsimile: (330) 492-4577

If to Pledgor:             William Miller
                           7090 Whipple Ave. NW
                           Canton, OH  44720
                           Attention:
                           Facsimile: (330) 244-9518

With a copy to:            Gerald Baker, Esq.
                           3711 Whipple Ave. NW
                           Canton, OH  44718
                           Attention: Gerald Baker
                           Facsimile: (330) 492-4577

If to Escrow Agent:        Morse & Morse, PLLC
                           111 Great Neck Road, Suite 420
                           Great Neck, NY
                           Attention: Steven Morse
                           Facsimile: (516) 487-1482

or to such other address as such party may indicate by a written notice delivered to the other parties hereto.

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6. GOVERNING LAW AND JURISDICTION.

         This Agreement shall be governed by, and be construed and enforced in accordance with the laws of the State of California as provided in Section 11.14 of the Asset Purchase Agreement. The parties to this Agreement submit to jurisdiction in the State of California for any action or proceeding arising out of or relating to this Agreement as provided in Section 11.15 of the Asset Purchase Agreement.

7. COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same instrument.

8. HEADINGS.

         The headings of sections in this Agreement are provided for convenience only and shall not affect the interpretation of this Agreement.

9. AMENDMENTS AND WAIVER.

         No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by all parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect that party's right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement in any one or more instances shall be deemed to be, or construed as, a further continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10. EXCLUSIVE AGREEMENT AND MODIFICATION.

         Other than the Pledge Agreement and Guarantee, this Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Buyer, the Seller, the Pledgor and the Escrow Agent.

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         IN WITNESS WHEREOF, the parties have executed and delivered this Escrow
Agreement as of the date first written above.

BUYER:                     ZENVESCO, INC., a Nevada corp.


                           /s/ William Miller
                           -------------------------------------------------
                           By:  William Miller
                           Its:  President


SELLER:                    SURGE GLOBAL ENERGY, INC., a Delaware corporation


                           /s/ Fred W. Kelly
                           -------------------------------------------------
                           By:  Fred W. Kelly
                           Its:  CEO


PLEDGOR:                   /s/ William L. Miller
                           -------------------------------------------------
                           William L. Miller, an individual


ESCROW AGENT:              MORSE & MORSE, PLLC


                           /s/ Steven Morse
                           -------------------------------------------------
                           By:  Steven Morse, Esq.
                           Its:
                                --------------------------------------------


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